Exhibit (h)(10)

AMENDMENT TO
TRANSFER AGENCY SERVICES AGREEMENT

AMENDMENT made as of the 22nd day of September 2015, between Mirae Asset Discovery Funds (the “Client”) and SunGard Investor Services LLC (the “Service Provider”), assignee of Citi Fund Services Ohio, Inc., to the Transfer Agency Services Agreement dated March 31, 2015, between the Client and Service Provider (as previously amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, Service Provider and the Client wish to enter into this Amendment to the Agreement to add an additional Fund to the Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Client and Service Provider hereby agree as follows:

1.

Amendments.

The following is added to the end of the List of Funds on Schedule 5:

“Global Growth Fund”

2.

Representations and Warranties.

(a)

The Client represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Client (the “Board”), and (iii) that the Board has approved this Amendment.

(b)

Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.

Miscellaneous.

(a)

This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)

Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

MIRAE ASSET DISCOVERY FUNDS

By:	/s/Robert E. Shea
Name:	Robert E. Shea
Title:	Secretary

SUNGARD INVESTOR SERVICES LLC

By:	/s/ Fred Nadaff
Name:	Fred Nadaff
Title:	Managing Director